Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.

Reports Increased Financial and Operating Results; Declares Quarterly Cash Distribution of $0.70 Per Unit; and Updates 2023 Guidance

2023 Quarter Highlights

●	Revenue of $641.8 million, up 3.5% year-over-year
●	Net income of $169.8 million, or $1.30 per unit, a 3.8% increase compared to $163.5 million, or $1.23 per unit for the 2022 Quarter
●	EBITDA of $249.2 million, up 1.0% year-over-year
●	Repurchased $34.2 million of outstanding senior notes during the 2023 Quarter and redeemed an additional $50.0 million of senior notes in July 2023
● Declared a quarterly cash distribution in July 2023 of $0.70 per unit, or $2.80 per unit annualized, up 75.0% year-over-year

TULSA, OKLAHOMA, July 31, 2023 — Alliance Resource Partners, L.P. (NASDAQ: ARLP) ("ARLP" or the "Partnership") today reported increased financial and operating results for the quarter ended June 30, 2023 (the "2023 Quarter") compared to the quarter ended June 30, 2022 (the "2022 Quarter").  Total revenues in the 2023 Quarter increased 3.5% to $641.8 million compared to $619.9 million for the 2022 Quarter driven primarily by higher coal sales price per ton, which rose by 5.7%, partially offset by lower oil & gas royalty prices. Increased revenues, partially offset by higher total operating expenses, led to net income for the 2023 Quarter of $169.8 million, or $1.30 per basic and diluted limited partner unit, compared to $163.5 million, or $1.23 per basic and diluted limited partner unit, for the 2022 Quarter.  (Unless otherwise noted, all references in the text of this release to "net income" refer to "net income attributable to ARLP.")

Compared to the quarter ended March 31, 2023 (the "Sequential Quarter"), total revenues in the 2023 Quarter decreased by 3.2% primarily as a result of lower average coal sales prices of $62.93 per ton sold compared to $68.34 per ton sold in the Sequential Quarter, partially offset by higher coal sales volumes, which rose 5.1% to 8.9 million tons sold in the 2023 Quarter.  Lower revenues contributed to a reduction in net income and EBITDA of 11.2% and 8.0%, respectively, compared to the Sequential Quarter. (For a definition of EBITDA and related reconciliation to its comparable GAAP financial measure, please see the end of this release.)

Financial and operating results for the six months ended June 30, 2023 (the "2023 Period") increased compared to the six months ended June 30, 2022 (the "2022 Period").  Coal sales prices and coal sales revenues during the 2023 Period were higher by 21.8% and 23.8%, respectively, compared to the 2022 Period. Increased revenues and lower income tax expense, partially offset by higher total operating expenses, in the 2023 Period drove net income higher by 79.0% and EBITDA increased 29.6%, both as compared to the 2022 Period.

CEO Commentary

"ARLP delivered solid results during the second quarter of 2023, keeping us on track to deliver record financial results this year," commented Joseph W. Craft III, Chairman, President and Chief Executive Officer. "Continued strength in our contract book positioned our coal operations to achieve higher realized pricing per ton sold and Segment Adjusted EBITDA relative to the 2022 Quarter and the 2022 Period. Our year-to-date results have been impressive despite coal demand, both domestically and globally, being lower than we expected entering this year, due to slower economic growth, mild weather in our targeted markets, and lower natural gas prices."

Mr. Craft added, "Recent reports of sustained, record heat in many parts of the U.S. should once again emphasize our nation’s critical need for a reliable, affordable, and diverse energy mix. Markets can turn quickly in response to moderate swings in demand, particularly when supply remains constrained and policy decisions impact reliability. Our operations continue to provide a low-cost, secure source of supply for our customers, and with our recent actions to further strengthen our balance sheet, we expect to do so well into the future."

Segment Results and Analysis

			% Change
	2023 Second	2022 Second	Quarter /	2023 First	% Change
(in millions, except per ton and per BOE data)	Quarter	Quarter	Quarter	Quarter	Sequential

Coal Operations (1)

Illinois Basin Coal Operations
Tons sold	6.066	5.831	4.0%	6.190	(2.0)%
Coal sales price per ton sold	$54.70	$49.80	9.8%	$54.43	0.5%
Segment Adjusted EBITDA Expense per ton	$35.39	$33.39	6.0%	$33.45	5.8%
Segment Adjusted EBITDA	$119.6	$97.4	22.8%	$132.0	(9.4)%

Appalachia Coal Operations
Tons sold	2.838	3.102	(8.5)%	2.279	24.5%
Coal sales price per ton sold	$80.52	$77.83	3.5%	$106.13	(24.1)%
Segment Adjusted EBITDA Expense per ton	$42.04	$37.84	11.1%	$55.20	(23.8)%
Segment Adjusted EBITDA	$109.6	$124.4	(11.9)%	$116.6	(6.0)%

Total Coal Operations
Tons sold	8.904	8.933	(0.3)%	8.469	5.1%
Coal sales price per ton sold	$62.93	$59.53	5.7%	$68.34	(7.9)%
Segment Adjusted EBITDA Expense per ton	$37.85	$35.12	7.8%	$39.66	(4.6)%
Segment Adjusted EBITDA	$226.2	$220.2	2.7%	$245.7	(7.9)%

Royalties (1)

Oil & Gas Royalties (4)
BOE sold (2)	0.765	0.544	40.6%	0.759	0.8%
Oil percentage of BOE	45.2%	43.4%	4.1%	47.3%	(4.4)%
Average sales price per BOE (3)	$43.27	$72.31	(40.2)%	$45.42	(4.7)%
Segment Adjusted EBITDA Expense	$3.6	$3.6	(0.6)%	$4.4	(19.5)%
Segment Adjusted EBITDA	$29.1	$37.6	(22.8)%	$30.0	(3.3)%

Coal Royalties
Royalty tons sold	5.118	5.268	(2.8)%	5.057	1.2%
Revenue per royalty ton sold	$3.24	$2.76	17.4%	$3.07	5.5%
Segment Adjusted EBITDA Expense	$5.6	$5.4	3.7%	$5.4	3.9%
Segment Adjusted EBITDA	$11.0	$9.1	20.2%	$10.1	8.3%

Total Royalties (4)
Total royalty revenues	$50.0	$54.5	(8.3)%	$51.1	(2.1)%
Segment Adjusted EBITDA Expense	$9.2	$9.0	2.0%	$9.8	(6.7)%
Segment Adjusted EBITDA	$40.0	$46.8	(14.4)%	$40.2	(0.4)%

Consolidated Total (4)(5)
Total revenues	$641.8	$619.9	3.5%	$662.9	(3.2)%
Segment Adjusted EBITDA Expense	$338.4	$316.4	7.0%	$339.3	(0.3)%
Segment Adjusted EBITDA	$269.4	$269.3	—%	$291.9	(7.7)%

(1)	For definitions of Segment Adjusted EBITDA Expense and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release. Segment Adjusted EBITDA Expense per ton is defined as Segment Adjusted EBITDA Expense – Coal Operations (as reflected in the reconciliation table at the end of this release) divided by total tons sold. Beginning in 2023, we redefined Total Coal Operations to reflect the activity of our wholly-owned subsidiary, Alliance Coal, LLC ("Alliance Coal"), which is the holding company for our coal mining operations. We have retrospectively adjusted Total Coal Operations for the 2022 Quarter to be on the same basis.
(2)	Barrels of oil equivalent ("BOE") for natural gas volumes is calculated on a 6:1 basis (6,000 cubic feet of natural gas to one barrel).
(3)	Average sales price per BOE is defined as oil & gas royalty revenues excluding lease bonus revenue divided by total BOE sold.
(4)	The 2022 Quarter has been recast to reflect the JC Resources Acquisition as though we, rather than JC Resources, acquired the mineral interests in 2019.

(5)	Reflects total consolidated results, which include our other and corporate activities and eliminations in addition to the Illinois Basin Coal Operations, Appalachia Coal Operations, Oil & Gas Royalties and Coal Royalties reportable segments highlighted above.

Coal Operations

ARLP's coal sales prices per ton increased compared to the 2022 Quarter as improved domestic price realizations drove coal sales prices higher by 9.8% and 3.5% in the Illinois Basin and Appalachia, respectively.  Compared to the Sequential Quarter, lower domestic and export prices led to a decrease of 24.1% in coal sales prices in Appalachia. Tons sold increased by 4.0% in the Illinois Basin compared to the 2022 Quarter due primarily to increased volumes from the Hamilton and Warrior mines.  Appalachia coal sales volumes decreased by 8.5% compared to the 2022 Quarter as a result of reduced export sales across the region and lower production from our MC Mining operation.  Compared to the Sequential Quarter, Illinois Basin coal sales volumes decreased 2.0% due to lower volumes from River View while coal sales volumes increased by 24.5% in Appalachia due to higher volumes from Tunnel Ridge as a result of longwall moves at the mine in the Sequential Quarter.  ARLP ended the 2023 Quarter with total coal inventory of 1.8 million tons, representing an increase of 0.2 million tons and 0.5 million tons compared to the end of the 2022 and Sequential Quarters, respectively.

Segment Adjusted EBITDA Expense per ton increased by 6.0% in the Illinois Basin compared to the 2022 Quarter, resulting from higher labor-related expenses and maintenance costs as well as increased sales-related expenses due to higher price realizations.  Segment Adjusted EBITDA Expense per ton in Appalachia increased by 11.1% compared to the 2022 Quarter, due primarily to increased labor-related expenses, purchased coal and higher inventory charges, partially offset by increased recoveries and lower selling expenses due to a greater mix of coal sales from operations in states with lower severance taxes per ton during the 2023 Quarter.   Compared to the Sequential Quarter, Segment Adjusted EBITDA Expense per ton increased 5.8% in the Illinois Basin primarily due to reduced coal sales volumes from our lower cost Gibson South and River View mines during the 2023 Quarter.  In Appalachia, Segment Adjusted EBITDA Expense per ton decreased 23.8% compared to the Sequential Quarter as a result of higher sales volumes from our lower cost Tunnel Ridge mine during the 2023 Quarter, increased recoveries across the region and longwall moves at Tunnel Ridge during the Sequential Quarter.

Royalties

Segment Adjusted EBITDA for the Oil & Gas Royalties segment decreased to $29.1 million in the 2023 Quarter compared to $37.6 million and $30.0 million in the 2022 and Sequential Quarters, respectively, primarily due to lower average sales prices per BOE, partially offset by higher BOE volumes sold.  Higher BOE volumes during the 2023 Quarter compared to the 2022 Quarter resulted from increased drilling and completion activities on our interests and the acquisition of additional oil & gas mineral interests.

Segment Adjusted EBITDA for the Coal Royalties segment increased to $11.0 million for the 2023 Quarter compared to $9.1 million and $10.1 million for the 2022 and Sequential Quarters, respectively, as a result of higher average royalty rates per ton received from the Partnership's mining subsidiaries.

Balance Sheet and Liquidity

During the 2023 Quarter, ARLP repurchased $34.2 million of its senior notes due May 1, 2025 and began principal payments on its term loan.  In July 2023, ARLP redeemed an additional $50.0 million of its senior notes.

As of June 30, 2023, total debt and finance leases outstanding were $417.8 million, including $339.2 million in ARLP's 2025 senior notes. The Partnership's total and net leverage ratio was 0.40 times and 0.14 times, respectively, as of June 30, 2023. ARLP ended the 2023 Quarter with total liquidity of $717.2 million, which included $284.9 million of cash and cash equivalents and $432.3 million of borrowings available under its revolving credit and accounts receivable securitization facilities.

Distributions

As previously announced, on July 28, 2023, the Board of Directors of ARLP's general partner (the "Board") approved a cash distribution to unitholders for the 2023 Quarter of $0.70 per unit (an annualized rate of $2.80 per unit), payable on August 14, 2023, to all unitholders of record as of the close of trading on August 7, 2023. The announced distribution represents a 75.0% increase over the cash distribution of $0.40 per unit for the 2022 Quarter and is consistent with the Sequential Quarter cash distribution.

Outlook

"The recent heat wave has supported additional coal burn this summer for both the domestic and export markets. However, until Henry Hub natural gas prices rise above $3.00 per million Btu, we do not expect any meaningful gas-to-coal switching domestically. Therefore, we have chosen to reduce our coal production and sales volume guidance for 2023. Production targets have been reduced at our River View and Gibson operations in the Illinois Basin and at our Mettiki operation in Appalachia," commented Mr. Craft. "Committed and priced sales tons currently represent 96% to 97% of our updated guidance range, and we plan to sell any remaining uncontracted tonnage primarily into international markets from these three mines. We have also adjusted the top end of our coal sales price per ton sold range downward based upon recent market analysis. On the positive side, we are lowering our cost estimates for the year as our team continues to find ways to reduce expenses in a stubbornly volatile inflationary environment."

Mr. Craft added, "During the 2023 Quarter, we agreed to sell an additional 8.6 million tons with multiple customers for coal to be delivered over the 2024 to 2026 time period. We expect there will be more opportunities this year to fill out our future contract book."

Mr. Craft closed, "These modest guidance revisions have not changed our view that we remain on track to achieve record financial results this year. As we look beyond 2023, we are encouraged by growth opportunities being pursued by our New Ventures group, the recent increase in the forward oil and gas price curves and acquisition prospects for our Oil & Gas Royalties segment. We are also seeing stability for coal demand over the next several years. Many of our coal customers are projecting significant growth in electricity demand as record numbers of new manufacturing facilities are being announced to come online over the next several years. All of these announced projects require exceptionally large electrical loads, adding to the reliability concerns of the stakeholders responsible for meeting the rising energy needs of their customers. The increased electricity demand should lead to slowing the pre-mature closing of coal-fired power plants in the eastern United States. We also expect the growth in LNG terminals coming online over the next five years will support higher domestic natural gas prices further supporting stable demand expectations for our coal operations over the next five to ten years."

ARLP is providing the following updated guidance for the 2023 full year:

2023 Full Year Guidance

Coal Operations
Volumes (Million Short Tons)
Illinois Basin Sales Tons	25.00 — 25.25
Appalachia Sales Tons	10.50 — 10.75
Total Sales Tons	35.50 — 36.00

Committed & Priced Sales Tons

2023 — Domestic/Export/Total	29.7/4.8/34.5
2024 — Domestic/Export/Total	25.5/1.4/26.9

Per Ton Estimates
Coal Sales Price per ton sold (1)	$65.00 — $66.00
Segment Adjusted EBITDA Expense per ton sold (2)	$38.00 — $41.00

Royalties
Oil & Gas Royalties
Oil (000 Barrels)	1,400 — 1,500
Natural gas (000 MCF)	4,750 — 5,250
Liquids (000 Barrels)	565 — 615
Segment Adjusted EBITDA Expense (% of Oil & Gas Royalties Revenue)	~ 11.0%

Coal Royalties
Royalty tons sold (Million Short Tons)	20.4 — 22.6
Revenue per royalty ton sold	$3.00 — $3.20
Segment Adjusted EBITDA Expense per royalty ton sold	$1.00 — $1.10

Consolidated (Millions)
Depreciation, depletion and amortization	$270 — $280
General and administrative	$80 — $85
Net interest expense	$31 — $32
Income tax expense	$18 — $20
Total capital expenditures	$390 — $440
Growth capital expenditures	$40 — $50
Maintenance capital expenditures	$350 — $390
Acquisition of oil & gas royalties (3)	$100 — $110

(1)	Sales price per ton is defined as total coal sales revenue divided by total tons sold.
(2)	Segment Adjusted EBITDA Expense is defined as operating expenses, coal purchases and other expenses.
(3)	Acquisition of oil & gas royalties reflects the $72.3 million acquisition from JC Resources LP plus anticipated ground game acquisitions.

Conference Call

A conference call regarding ARLP's 2023 Quarter financial results is scheduled for today at 10:00 a.m. Eastern.  To participate in the conference call, dial (877) 407-0784 and request to be connected to the Alliance Resource Partners, L.P. earnings conference call.  International callers should dial

(201) 689-8560 and request to be connected to the same call.  Investors may also listen to the call via the "investor relations" section of ARLP's website at www.arlp.com.

An audio replay of the conference call will be available for approximately one week.  To access the audio replay, dial U.S. Toll Free (844) 512-2921; International Toll (412) 317-6671 and request to be connected to replay using access code 13739987.

About Alliance Resource Partners, L.P.

ARLP is a diversified energy company that is currently the largest coal producer in the eastern United States, supplying reliable, affordable energy domestically and internationally to major utilities, metallurgical and industrial users.  ARLP also generates operating and royalty income from mineral interests it owns in strategic coal and oil & gas producing regions in the United States. In addition, ARLP is evolving and positioning itself as a reliable energy partner for the future by pursuing opportunities that support the advancement of energy and related infrastructure.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission ("SEC"), are available at www.arlp.com.  For more information, contact the investor relations department of ARLP at (918) 295-7673 or via e-mail at investorrelations@arlp.com.

Investor Relations Contact

Cary P. Marshall

Senior Vice President and Chief Financial Officer

918-295-7673

investorrelations@arlp.com

***

The statements and projections used throughout this release are based on current expectations.  These statements and projections are forward-looking, and actual results may differ materially.  These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release.  We have included more information below regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS:  With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results.  Those forward-looking statements include expectations with respect to our future financial performance, coal and oil & gas consumption and expected future prices, our ability to increase unitholder distributions in future quarters, business plans and potential growth with respect to our energy and infrastructure transition investments, optimizing cash flows, reducing operating and capital expenditures, preserving liquidity and maintaining financial flexibility, and our future repurchases of units and senior notes, among others.   These risks to our ability to achieve these outcomes include, but are not limited to, the following: decline in the coal industry's share of electricity generation, including as a result of environmental concerns related to coal mining and combustion and the cost and perceived benefits of other sources of electricity and fuels, such as oil & gas, nuclear energy, and renewable fuels; changes in macroeconomic and market conditions and market volatility, and the impact of such changes and volatility on our financial position; changes in global economic and geo-political conditions or changes in industries in which our customers operate; changes in commodity prices, demand and availability which could affect our operating results and cash flows; the outcome or escalation of current hostilities in Ukraine; the severity, magnitude, and duration of any future pandemics and impacts of the pandemic and of businesses' and governments' responses to the pandemic on our operations and personnel, and on demand for coal, oil, and natural gas, the financial condition of our customers and suppliers, available liquidity and capital sources and broader economic disruptions; actions of the major oil-producing countries with respect to oil production volumes and prices could have direct and indirect impacts over the near and long term on oil & gas exploration and production operations at the properties in which we hold mineral interests; changes in competition in domestic and international coal markets and our ability to respond to such changes; potential shut-ins of production by operators of the properties in which we hold oil & gas mineral interests due to low commodity prices or the lack of downstream demand or storage capacity; risks associated with the expansion of our operations and properties; our ability to identify and complete acquisitions and to successfully integrate such acquisitions into our business and achieve the anticipated benefits therefrom; our ability to identify and invest in new energy and infrastructure transition ventures; the success of our development plans for our wholly owned subsidiary, Matrix Design Group, LLC, and our investments in emerging infrastructure and technology companies; dependence on significant customer contracts, including renewing existing contracts upon expiration; adjustments made in price, volume, or terms to existing coal supply agreements; the effects of and changes in trade, monetary and fiscal policies and laws; central bank policy actions, bank failures and associated liquidity risks; the effects of and changes in taxes or tariffs and other trade measures adopted by the United States and foreign governments; legislation, regulations, and court decisions and interpretations thereof, both domestic and foreign, including those relating to the environment and the release of greenhouse gases, mining, miner health and safety, hydraulic fracturing, and health care; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; investors' and other stakeholders' increasing attention to environmental, social, and governance matters; liquidity constraints, including those resulting from any future unavailability of financing; customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; customer delays, failure to take coal under contracts or defaults in making payments; our productivity levels and margins earned on our coal sales; disruptions to oil & gas exploration and production operations at the properties in which we hold mineral interests; changes in equipment, raw material, service or labor costs or availability, including due to inflationary pressures; changes in our ability to recruit, hire and maintain labor; our ability to maintain satisfactory relations with our employees; increases in labor costs including costs of health insurance and taxes resulting from the Affordable Care Act, adverse changes in work rules, or cash payments or projections associated with workers' compensation claims; increases in transportation costs and risk of transportation delays or interruptions; operational interruptions due to geologic, permitting, labor, weather, supply chain shortage of equipment or mine supplies, or other factors; risks associated with major mine-related accidents, mine fires, mine floods or other interruptions; results of litigation, including claims not yet asserted; foreign currency fluctuations that could adversely affect the competitiveness of our coal abroad; difficulty maintaining our surety bonds for mine reclamation as well as workers' compensation and black lung benefits; difficulty in making accurate assumptions and projections regarding post-mine reclamation as well as pension, black lung benefits, and other post-retirement benefit liabilities; uncertainties in estimating and replacing our coal mineral reserves and resources; uncertainties in estimating and replacing our oil & gas reserves; uncertainties in the amount of oil & gas production due to the level of drilling and completion activity by the operators of our oil & gas properties; uncertainties in the future of the electric vehicle industry and the market for EV charging stations; the impact of current and potential changes to federal or state tax rules and regulations, including a loss or reduction of benefits from certain tax deductions and credits; difficulty obtaining commercial property insurance, and risks associated with our participation in the commercial insurance property program; evolving cybersecurity risks, such as those involving unauthorized access, denial-of-service attacks, malicious software, data privacy breaches by employees, insiders or others with authorized access, cyber or phishing-attacks, ransomware, malware, social engineering, physical breaches, or other actions; and difficulty in making accurate assumptions and projections regarding future revenues and costs associated with equity investments in companies we do not control.

Additional information concerning these, and other factors can be found in ARLP's public periodic filings with the SEC, including ARLP's Annual Report on Form 10-K for the year ended December 31, 2022, filed on February 24, 2023, and ARLP's Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed on May 9, 2023.  Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022*	2023	2022*

Tons Sold	8,904	8,933	17,373	17,095
Tons Produced	9,397	8,878	18,641	18,056
Mineral Interest Volumes (BOE)	765	544	1,524	1,088

SALES AND OPERATING REVENUES:
Coal sales	$560,331	$531,807	$1,139,115	$920,167
Oil & gas royalties	33,087	39,287	67,584	72,683
Transportation revenues	30,527	35,385	60,765	64,757
Other revenues	17,891	13,399	37,294	25,693
Total revenues	641,836	619,878	1,304,758	1,083,300

EXPENSES:
Operating expenses (excluding depreciation, depletion and amortization)	334,402	316,850	673,125	578,873
Transportation expenses	30,527	35,385	60,765	64,757
Outside coal purchases	4,209	151	4,209	151
General and administrative	20,130	22,480	41,215	41,102
Depreciation, depletion and amortization	68,639	67,690	134,189	131,830
Total operating expenses	457,907	442,556	913,503	816,713

INCOME FROM OPERATIONS	183,929	177,322	391,255	266,587

Interest expense, net	(9,433)	(9,397)	(22,109)	(19,059)
Interest income	2,625	93	5,415	128
Equity method investment income (loss)	(1,994)	1,585	(1,942)	2,468
Other income (expense)	177	579	(396)	1,146
INCOME BEFORE INCOME TAXES	175,304	170,182	372,223	251,270

INCOME TAX EXPENSE	3,999	6,331	8,240	49,046

NET INCOME	171,305	163,851	363,983	202,224

LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	(1,515)	(323)	(3,008)	(613)

NET INCOME ATTRIBUTABLE TO ARLP	$169,790	$163,528	$360,975	$201,611

NET INCOME ATTRIBUTABLE TO ARLP
GENERAL PARTNER	$—	$2,050	$1,384	$3,481
LIMITED PARTNERS	$169,790	$161,478	$359,591	$198,130

EARNINGS PER LIMITED PARTNER UNIT - BASIC AND DILUTED	$1.30	$1.23	$2.75	$1.51

WEIGHTED-AVERAGE NUMBER OF UNITS OUTSTANDING – BASIC AND DILUTED	127,183,439	127,195,219	127,236,097	127,195,219

* Recast to reflect the JC Resources Acquisition as though we, rather than JC Resources, acquired the mineral interests in 2019.

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	June 30,	December 31,
	2023	2022*
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$284,899	$296,023
Trade receivables	213,754	241,412
Other receivables	11,672	8,601
Inventories, net	128,940	77,326
Advance royalties	5,824	7,556
Prepaid expenses and other assets	18,842	26,675
Total current assets	663,931	657,593
PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	4,040,872	3,931,422
Less accumulated depreciation, depletion and amortization	(2,112,693)	(2,050,754)
Total property, plant and equipment, net	1,928,179	1,880,668
OTHER ASSETS:
Advance royalties	74,476	67,713
Equity method investments	46,789	49,371
Equity securities	42,000	42,000
Operating lease right-of-use assets	17,621	14,950
Other long-term assets	14,947	15,726
Total other assets	195,833	189,760
TOTAL ASSETS	$2,787,943	$2,728,021

LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
Accounts payable	$109,093	$95,122
Accrued taxes other than income taxes	22,852	22,967
Accrued payroll and related expenses	35,220	39,623
Accrued interest	4,312	5,000
Workers' compensation and pneumoconiosis benefits	14,135	14,099
Other current liabilities	24,377	53,790
Current maturities, long-term debt, net	37,771	24,970
Total current liabilities	247,760	255,571
LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities, net	379,427	397,203
Pneumoconiosis benefits	101,578	100,089
Accrued pension benefit	12,028	12,553
Workers' compensation	41,170	39,551
Asset retirement obligations	143,550	142,254
Long-term operating lease obligations	14,645	12,132
Deferred income tax liabilities	35,416	35,814
Other liabilities	25,612	24,828
Total long-term liabilities	753,426	764,424
Total liabilities	1,001,186	1,019,995

COMMITMENTS AND CONTINGENCIES

PARTNERS' CAPITAL:
ARLP Partners' Capital:
Limited Partners - Common Unitholders 127,125,437 and 127,195,219 units outstanding, respectively	1,801,682	1,656,025
General Partner's interest	—	66,548
Accumulated other comprehensive loss	(39,926)	(41,054)
Total ARLP Partners' Capital	1,761,756	1,681,519
Noncontrolling interest	25,001	26,507
Total Partners' Capital	1,786,757	1,708,026
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$2,787,943	$2,728,021

* Recast to reflect the JC Resources Acquisition as though we, rather than JC Resources, acquired the mineral interests in 2019.

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended
	June 30,
	2023	2022*

CASH FLOWS FROM OPERATING ACTIVITIES	$504,023	$239,391

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(185,017)	(121,982)
Change in accounts payable and accrued liabilities	(25,630)	8,951
Proceeds from sale of property, plant and equipment	2,468	3,373
Contributions to equity method investments	(1,334)	(20,110)
Purchase of equity securities	—	(32,639)
JC Resources acquisition	(64,999)	—
Oil & gas reserve acquisition	(3,935)	—
Other	833	(935)
Net cash used in investing activities	(277,614)	(163,342)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under securitization facility	—	27,500
Payments under securitization facility	—	(27,500)
Payments on equipment financings	(7,565)	(8,696)
Borrowing under long-term debt	75,000	—
Payments on long-term debt	(65,474)	—
Payments on finance lease obligations	(306)	(410)
Payment of debt issuance costs	(11,744)	—
Payments for purchases of units under unit repurchase program	(19,432)	—
Payments for tax withholdings related to settlements under deferred compensation plans	(10,334)	—
Excess purchase price over the contributed basis from JC Resources acquisition	(7,251)	—
Cash retained by JC Resources in acquisition	(2,933)	(4,074)
Distributions paid to Partners	(182,868)	(78,560)
Other	(4,626)	(623)
Net cash used in financing activities	(237,533)	(92,363)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(11,124)	(16,314)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	296,023	122,403

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$284,899	$106,089

* Recast to reflect the JC Resources Acquisition as though we, rather than JC Resources, acquired the mineral interests in 2019.

Reconciliation of Non-GAAP Financial Measures

Reconciliation of GAAP "net income attributable to ARLP" to non-GAAP "EBITDA" and "Distributable Cash Flow" (in thousands).

EBITDA is defined as net income attributable to ARLP before net interest expense, income taxes and depreciation, depletion and amortization.  Distributable cash flow ("DCF") is defined as EBITDA excluding equity method investment earnings, interest expense (before capitalized interest), interest income, income taxes and estimated maintenance capital expenditures and adding distributions from equity method investments.  Distribution coverage ratio ("DCR") is defined as DCF divided by distributions paid to partners.

Management believes that the presentation of such additional financial measures provides useful information to investors regarding our performance and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) provide additional information about our core operating performance and ability to generate and distribute cash flow, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation and planning decisions and (iii) present measurements that investors, rating agencies and debt holders have indicated are useful in assessing us and our results of operations.

EBITDA, DCF and DCR should not be considered as alternatives to net income attributable to ARLP, net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  EBITDA and DCF are not intended to represent cash flow and do not represent the measure of cash available for distribution.  Our method of computing EBITDA, DCF and DCR may not be the same method used to compute similar measures reported by other companies, or EBITDA, DCF and DCR may be computed differently by us in different contexts (i.e., public reporting versus computation under financing agreements).

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2023	2022 (1)	2023	2022 (1)	2023

Net income attributable to ARLP	$169,790	$163,528	$360,975	$201,611	$191,185
Depreciation, depletion and amortization	68,639	67,690	134,189	131,830	65,550
Interest expense, net	8,024	9,475	19,317	19,172	11,293
Capitalized interest	(1,216)	(171)	(2,623)	(241)	(1,407)
Income tax expense	3,999	6,331	8,240	49,046	4,241
EBITDA	249,236	246,853	520,098	401,418	270,862
Equity method investment loss (income)	1,994	(1,585)	1,942	(2,468)	(52)
Distributions from equity method investments	960	1,501	1,974	2,515	1,014
Interest expense, net	(8,024)	(9,475)	(19,317)	(19,172)	(11,293)
Income tax expense	(3,999)	(6,331)	(8,240)	(49,046)	(4,241)
Deferred income tax expense (benefit) (2)	(209)	(288)	(581)	37,006	(372)
Estimated maintenance capital expenditures (3)	(66,249)	(50,250)	(131,419)	(102,197)	(65,170)
Distributable Cash Flow	$173,709	$180,425	$364,457	$268,056	$190,748
Distributions paid to partners	$90,930	$45,810	$182,868	$78,560	$91,938
Distribution Coverage Ratio	1.91	3.94	1.99	3.41	2.07

(1)	Recast to reflect the JC Resources Acquisition as though we, rather than JC Resources, acquired the mineral interests in 2019.
(2)	Deferred income tax expense (benefit) is the amount of income tax expense (benefit) during the period on temporary differences between the tax basis and financial reporting basis of recorded assets and liabilities. These differences generally arise in one period and reverse in subsequent periods to eventually offset each other and do not impact the amount of distributable cash flow available to be paid to partners.
(3)	Maintenance capital expenditures are those capital expenditures required to maintain, over the long-term, the existing infrastructure of our coal assets. We estimate maintenance capital expenditures on an annual basis based upon a five-year planning horizon. For the 2023 planning horizon, average annual estimated maintenance capital expenditures are assumed to be $7.05 per ton produced compared to an estimated $5.66 per ton produced in 2022. Our actual maintenance capital expenditures fluctuate depending on various factors, including maintenance schedules and timing of capital projects, among others.

Reconciliation of GAAP "Cash flows from operating activities" to non-GAAP "Free cash flow" (in thousands).

Free cash flow is defined as cash flows from operating activities less capital expenditures and the change in accounts payable and accrued liabilities from purchases of property plant and equipment.  Free cash flow should not be considered as an alternative to cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  Our method of computing free cash flow may not be the same method used by other companies.  Free cash flow is a supplemental liquidity measure used by our management to assess our ability to generate excess cash flow from our operations.

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2023	2022 (1)	2023	2022 (1)	2023

Cash flows from operating activities	$280,764	$148,765	$504,023	$239,391	$223,259
Capital expenditures	(89,543)	(62,829)	(185,017)	(121,982)	(95,474)
Change in accounts payable and accrued liabilities	(37,740)	(4,600)	(25,630)	8,951	12,110
Free cash flow	$153,481	$81,336	$293,376	$126,360	$139,895
(1)	Recast to reflect the JC Resources Acquisition as though we, rather than JC Resources, acquired the mineral interests in 2019.

Reconciliation of GAAP "Operating Expenses" to non-GAAP "Segment Adjusted EBITDA Expense" and Reconciliation of non-GAAP " EBITDA" to "Segment Adjusted EBITDA" (in thousands).

Segment Adjusted EBITDA Expense includes operating expenses, coal purchases, if applicable, and other income or expense.  Transportation expenses are excluded as these expenses are passed on to our customers and, consequently, we do not realize any margin on transportation revenues.  Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to assess the operating performance of our segments.  Segment Adjusted EBITDA Expense is a key component of EBITDA in addition to coal sales, royalty revenues and other revenues.  The exclusion of corporate general and administrative expenses from Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses.  Segment Adjusted EBITDA Expense – Coal Operations represents Segment Adjusted EBITDA Expense from our wholly-owned subsidiary, Alliance Coal, which holds our coal mining operations and related support activities.

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2023	2022 (1)	2023	2022 (1)	2023

Operating expense	$334,402	$316,850	$673,125	$578,873	$338,723
Outside coal purchases	4,209	151	4,209	151	—
Other expense (income)	(177)	(579)	396	(1,146)	573
Segment Adjusted EBITDA Expense	338,434	316,422	677,730	577,878	339,296
Segment Adjusted EBITDA Expense – Non Coal Operations (2)	(1,409)	(2,698)	(4,829)	(2,412)	(3,420)
Segment Adjusted EBITDA Expense – Coal Operations	$337,025	$313,724	$672,901	$575,466	$335,876

(1)	Recast to reflect the JC Resources Acquisition as though we, rather than JC Resources, acquired the mineral interests in 2019.
(2)	Non Coal Operations represent activity outside of Alliance Coal and primarily consist of Total Royalties, our investments in the advancement of energy and related infrastructure and various eliminations primarily between Alliance Coal and our Coal Royalty segment.

Segment Adjusted EBITDA is defined as net income attributable to ARLP before net interest expense, income taxes, depreciation, depletion and amortization and general and administrative expenses.  Segment Adjusted EBITDA – Coal Operations represents Segment Adjusted EBITDA from our wholly-owned subsidiary, Alliance Coal, which holds our coal mining operations and related support activities and allows management to focus primarily on the operating performance of our Illinois Basin and Appalachia segments.

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2023	2022 (1)	2023	2022 (1)	2023

EBITDA (See reconciliation to GAAP above)	$249,236	$246,853	$520,098	$401,418	$270,862
General and administrative	20,130	22,480	41,215	41,102	21,085
Segment Adjusted EBITDA	269,366	269,333	561,313	442,520	291,947
Segment Adjusted EBITDA – Non Coal Operations (2)	(43,140)	(49,105)	(89,413)	(93,287)	(46,273)
Segment Adjusted EBITDA – Coal Operations	$226,226	$220,228	$471,900	$349,233	$245,674

(1)	Recast to reflect the JC Resources Acquisition as though we, rather than JC Resources, acquired the mineral interests in 2019.
(2)	Non Coal Operations represent activity outside of Alliance Coal and primarily consist of Total Royalties, our investments in the advancement of energy and related infrastructure and various eliminations primarily between Alliance Coal and our Coal Royalty segment.